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                                                                      Exhibit 99


                                    News Release
BSB Bancorp, Inc.
58-68 Exchange St.
Binghamton, New York 13901
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                                                        For Further Information,
                                                        Contact:
                                                        Thomas L. Thorn
                                                        Acting President & CEO
                                                        (607) 779-2584
                                                        Website: www.bsbbank.com

BSB BANCORP, INC. TO REPORT LOWER THAN EXPECTED THIRD QUARTER EARNINGS. ANNOUNCES TERMINATION OF PROPOSED MERGER WITH NBT BANCORP INC.

BINGHAMTON, NY (October 4, 2000) - BSB Bancorp, Inc. (NASDAQ: BSBN), the holding company for BSB Bank & Trust Company, today announced that it expects to incur significant provisions for loan losses, exceeding approximately $17.3 million for the third quarter of 2000. After giving effect to net charge-offs of at least approximately $9.6 million, BSB expects to have total loan loss reserves of at least $41.6 million at September 30, 2000, compared to $33.9 million at June 30, 2000. In addition, total non-accruing loans will increase from $10.5 million at June 30, 2000 to approximately $33.1 at September 30, 2000. BSB expects that the anticipated loan loss provision, together with incurred merger expenses of approximately $2.0 million, will result in BSB reporting a net loss for the third quarter of approximately $1.7 million. The Bank continues to evaluate the adequacy of the loan loss reserves. Furthermore, because BSB has not completed closing its books for the third quarter, these results are preliminary estimates only.

        BSB also today announced that it and NBT Bancorp Inc. (NASDAQ: NBTB) have agreed to terminate their merger agreement. The reciprocal stock option agreements have also been terminated and no termination fees will be paid by either party.

        BSB Acting President and CEO Thomas L. Thorn said, "We continue to believe that a strategic transaction is in the best long-term interests of BSB. However, in light of the recent
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deterioration of certain large credits in the BSB loan portfolio, and the determination made by the Board today to significantly increase loan loss reserves, the proposed transaction no longer appears viable."

        Commenting on BSB's future, Thorn said, "As we look towards identifying the right strategic decision for the best long-term interest of our shareholders, the Board of Directors immediately has commenced a search for a new permanent president and chief executive officer. We also have determined to bring in an independent firm to evaluate the Bank's risk management systems. I am confident that our entire organization will continue to perform at a high level during this process."

        This news release contains statements regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: the anticipated provision expense being greater than reported, fluctuations in interest rates, government regulations, and economic conditions and competition in the geographic and business areas in which BSB conducts its operations. BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments. For additional information regarding BSB, including a discussion of related risk factors, please refer BSB's public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov.